ex. 99.28(H)(4)

Plan Of Reorganization

JNL STRATEGIC INCOME FUND LLC

JNL/PPM AMERICA STRATEGIC INCOME FUND

PPM FUNDS

PPM STRATEGIC INCOME FUND

This Plan of Reorganization has been entered into on June 29, 2018, by JNL STRATEGIC INCOME FUND LLC (the “Company”), a Delaware limited liability company, on behalf of JNL/PPM AMERICA STRATEGIC INCOME FUND (the “JNL Strategic Income Fund,” or the “Acquired Fund”), and PPM FUNDS, a Massachusetts business trust, on behalf of PPM STRATEGIC INCOME FUND (the “PPM Strategic Income Fund,” or the “Acquiring Fund”).

WHEREAS, the Company and PPM Funds are both registered with the U.S. Securities and Exchange Commission in accord with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), each as an open-end management investment company, and each has established separate series of shares (“funds”), with each fund having its own assets and investment policies;

WHEREAS, the Acquiring Fund is a “shell” series of PPM Funds without assets (other than nominal seed capital) or liabilities, created for the purpose of acquiring the assets and liabilities of the Acquired Fund;

WHEREAS, the Company’s Board of Managers, including a majority of the Managers who are not interested persons of the Company, has determined that participation in the transaction described herein is in the best interests of the Acquired Fund, and that the interests of the existing member of the Acquired Fund will not be diluted as a result of the transaction described herein;

WHEREAS, PPM Funds’ Board of Trustees, including a majority of the Trustees who are not interested persons of the PPM Funds, has determined that participation in the transaction described herein is in the best interests of the Acquiring Fund, and that the interests of the existing shareholders of the Acquiring Fund will not be diluted as a result of the transaction described herein;

Whereas, Article III, Section 1 of the Company’s Amended and Restated Operating Agreement, adopted December 3, 2014 (the “Operating Agreement”), authorizes the Board of Managers to conduct the business of the Company and carry on its operations;

WHEREAS, Article II, Section 2.1 of PPM Funds’ Declaration of Trust, dated November 9, 2017 (the “PPM Declaration of Trust”), authorizes the Board of Trustees to conduct the business of the PPM Funds and carry on its operations;

WHEREAS, the Company’s Board of Managers, including a majority of the Managers who are not interested persons of the Company, has approved the reorganization of the Acquired Fund with and into the Acquiring Fund (the “Reorganization”), subject to the approval of the member of the Acquired Fund;

WHEREAS, PPM Funds’ Board of Trustees, including a majority of the Trustees who are not interested persons of the PPM Funds, has approved the reorganization of the Acquired Fund with and into the Acquiring Fund, subject to the approval of the member of the Acquired Fund; and

WHEREAS, the parties intend the transaction described herein to be treated as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, all the assets, liabilities, and interests of the Acquired Fund shall be transferred in-kind on the Closing Date to the Acquiring Fund, as described below; provided, however, that such transaction shall not occur unless and until this Plan of Reorganization shall have first been approved by a majority of the outstanding voting securities of the Acquired Fund as provided in Section 2(a)(42) of the 1940 Act; and provided further that the

1

Company’s Board of Managers or PPM Funds’ Board of Trustees may terminate this Plan of Reorganization at or prior to the Closing Date:

1.	The Closing Date shall be June 29, 2018, or if the New York Stock Exchange or another primary trading market for portfolio securities of the Acquired Fund or the Acquiring Fund (each, an “Exchange”) is closed to trading or trading thereon is restricted, or trading or the reporting of trading on an Exchange or elsewhere is disrupted so that, in the judgment of either the Company’s Board of Managers or the PPM Funds’ Board of Trustees, accurate appraisal of the value of either the Acquired Fund’s or the Acquiring Fund’s net assets and/or the net asset value per Institutional Class share of Acquiring Fund shares is impracticable, the Closing Date shall be postponed until the first business day after the day when such trading has been fully resumed and such reporting has been restored;
2.	On or before the Closing Date, and before effecting the reorganization transaction described herein, the PPM Funds shall have received a satisfactory written opinion of legal counsel as to such transaction that the securities to be issued in connection with such transaction have been duly authorized and, when issued in accordance with this Plan of Reorganization, will have been validly issued and fully paid and will be non-assessable by the PPM Funds on behalf of the Acquiring Fund.

3.	In exchange for all of its shares of the Acquired Fund, the member of the Acquired Fund shall receive a number of shares, including fractional shares, of the Acquiring Fund equal in dollar value to the number of whole and fractional shares that the member owns in the Acquired Fund. The member of such Acquired Fund shall thereupon become a shareholder of the Acquiring Fund.
4.	For purposes of this transaction, the value of the shares of the Acquiring Fund and the Acquired Fund shall be determined as of 4:00 p.m., Eastern Time, on the Closing Date. Those valuations shall be made in the usual manner as provided in the relevant prospectus of the Company or the PPM Funds.
5.	Upon completion of the foregoing transaction, the Acquired Fund shall be terminated and no further shares shall be issued by it. The classes of the Company’s shares representing such Acquired Fund shall thereupon be closed and the shares previously authorized for those classes shall be reclassified by the Company’s Board of Managers. The Company’s Board of Managers and management of the Company shall take whatever actions may be necessary under Delaware law and the 1940 Act to effect the termination of the Acquired Fund.
6.	The costs and expenses associated with the Reorganization relating to the solicitation of proxies, including preparing, filing, printing, and mailing of the proxy statement and related disclosure documents, and the costs and expenses related to obtaining a consent of independent registered public accounting firm will be borne by Jackson National Asset Management, LLC (“JNAM”), and no sales or other charges will be imposed on the member in connection with the Reorganization. The legal expenses associated with the Reorganization, including the legal fees incurred in connection with the analysis under the Code of the tax treatment of this transaction, will also be borne by JNAM.

A copy of the Declaration of Trust of PPM Funds is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding on any of the Trustees, officers, or shareholders of the Trust individually, but only binding on the assets and properties of the Trust.

2

IN WITNESS WHEREOF, the Company, on behalf of the JNL Strategic Income Fund, and PPM Funds, on behalf of the PPM Strategic Income Fund, have caused this Plan of Reorganization to be executed and attested in the City of Chicago, State of Illinois, on the date first written above.

3